EXECUTION VERSION

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is made as of May 11, 2015 by and between Mr. Xu Xudong （）, a citizen of the People’s Republic of China with passport number of ######## (the “Seller”) and Shanda Media Group Limited, a limited liability company incorporated under the laws of the British Virgin Islands (the “Buyer”).  The Buyer and the Seller are hereinafter collectively referred to as the “parties” and each individually as a “party.”

W  I  T  N  E  S  S  E  T  H :

WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desire to purchase from the Seller, a certain number of Shares (as defined below), pursuant to the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto agree to as follows:

ARTICLE 1
Definitions

Section 1.01 .  Definitions.  As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to a person, any other person that, directly or indirectly, controls, is controlled by or is under common control with such person provided that neither the Company nor any subsidiary or controlled Affiliate of the Company shall be considered an Affiliate of the Buyer. For purposes of this definition, “control” when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.  In the case of the Seller, the term “Affiliate” also includes (x) the Seller’s immediate family members including his parents, spouse, and children, and (y) the Seller’s Associates.

“Associate” means, with respect to a person, (1) a corporation or organization of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which such person has a substantial benefical interest or as to which such person serves as trustee or in a similar capacity, and (3) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of any of (1) and (2) or any of its parents or subsidiaries.

“Applicable Law” means, with respect to any person, any foreign or domestic, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a governmental authority that is binding upon or applicable to such person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Hong Kong or Singapore are authorized or required by Applicable Law to close.

“Deed of Release and Termination” means the deed of release and termination to be entered into by the Buyer on the Closing Date in favor of the Seller regarding the Share Charge, a form of which is attached hereto as Exhibit B.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and interpreted from time to time.

“GAAP” means generally accepted accounting principles in the United States.

“Group Company” means any of the Company, its subsidiaries and consolidated variable interest entities in China and their respective subsidiaries.

 “Material Adverse Effect” means a material adverse change in the business, properties, condition, financial or otherwise, or in the earnings, business affairs or prospects of the Company and any of the Group Companies taken as a whole, whether or not arising in the ordinary course of business.

“Note Cancellation Agreement” means the note cancellation agreement to be entered into between the parties on the Closing Date for the purpose of discharging the Promissory Note, a form of which is attached hereto as Exhibit A.

“Promissory Note” means the promissory note issued by the Seller to the Buyer on April 3, 2014 in the amount of US$47,350,831.05.

“Securities Act” means the U.S. Securities Act of 1933, as amended and interpreted from time to time.

“Shares” means ordinary shares of Ku6 Media Co., Ltd., a company organized under the laws of Cayman Islands (the “Company”), par value US$0.00005 per share.

 “Share Charge” means the deed of share charge dated April 3, 2014 executed by the Seller in favor of the Buyer.

“Share Purchase Agreement” means the share purchase agreement between the Seller and the Buyer dated March 31, 2014.

 “Transaction Documents” means this Agreement, the Note Cancellation Agreement, the Deed of Release and Termination and the Release Agreement.

“Release Agreement” means the release agreement to be entered into between the  parties on the Closing Date relating to the parties’ rights and obligations under the Share Purchase Agreement, a form of which is attached hereto as Exhibit C.

ARTICLE 2
Purchase and Sale

Section 2.01 . Sale and Transfer of Shares.  Subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller at the Closing, and the Seller agrees to sell to the Buyer at the Closing, 1,938,360,784 Shares, in exchange for the cancellation and discharge of the Promissory Note by the Buyer .  The Shares transferred by the Seller to the Buyer pursuant to this Agreement shall be hereinafter referred to as the “Sale Shares”.

Section 2.02 . Closing.  The closing (the “Closing”) of the purchase and sale of the Sale Shares hereunder shall take place immediately after the execution and delivery of this Agreement by the parties.  The date on which the Closing occurs, as shall be mutually agreed by the parties, is hereinafter referred to as the “Closing Date”.

Section 2.03 . Deliveries by the Buyer.  At the Closing, the Buyer shall deliver to the Seller (i) the duly executed Note Cancellation Agreement, (ii) the duly executed Deed of Release and Termination and (iii) the duly executed Release Agreement.  The Buyer shall be deemed to have fully satisfied its obligation to pay or deliver all of the consideration for the Sale Shares to the Seller by delivering the above documents.

Section 2.04 . Deliveries by the Seller. At the Closing, the Seller shall deliver to the Buyer (i) a copy of the register of members of the Company, duly certified by a director of the Company and updated to reflect the transfer of the Sale Shares to the Buyer; (ii) duly executed share transfer form representing the Sale Shares, (iii) certificate(s) representing the Sale Shares being purchased thereby (to the extent such Sale Shares are held in certificated form), (iv) the duly executed Transaction Documents, and (v) the resignation and release letters of the Seller Directors referred to in Section 5.01.

ARTICLE 3
Representations and Warranties of The Seller

The Seller represents and warrants to the Buyer as of the date hereof that:

Section 3.01 .  Full Capacity of Civil Action. The Seller is a natural person with full capacity of civil action and responsibilities and this Agreement has been, and other Transaction Documents will be, duly executed by the Seller and constitute legal, valid and binding agreements of the Seller, enforceable against him in accordance with the terms hereof and thereof, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.

Section 3.02 . Governmental Authorization.  The execution, delivery and performance by the Seller of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby require no approval or action by or filing with or notice to any governmental authority.

Section 3.03 .  Noncontravention.  The execution, delivery and performance by the Seller of this Agreement and the Transaciton Documents and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate any Applicable Law, government order, decree or judgment or (ii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Seller.

Section 3.04 .  Litigation.  There is no action, suit, investigation or proceeding pending against or threatened against or affecting the Seller or the Company before any arbitrator or any governmental authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement and the Transaction Documents.

Section 3.05 .  Ownership of Sale Shares.  The Seller is the record and beneficial owner of the Sale Shares, free and clear of any liens or encumbrances, and will transfer and deliver to the Buyer at the Closing valid title to the Sale Shares. As of the date hereof, other than the Sale Shares to be transferred to the Buyer pursuant to this Agreement, there are no outstanding (a) Shares or voting securities of the Company held by the Seller or his Affiliates, (b) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company held by the Seller or his Affiliates, or (c) options or other rights to acquire from the Company by the Seller or his Affiliates, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company to the Seller or his Affiliates.

Section 3.06 . SEC Documents.  The Company has filed with the Securities and Exchange Commission (the “SEC”) all forms, reports, schedules, statements, exhibits and other documents required to be filed under the Exchange Act or the Securities Act, (collectively, the “SEC Documents”). As of its filing date, or, if amended, as of the date of the last such amendment, each SEC Documents did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 3.07 . Absence of Certain Developments. Since April 1, 2014, there has been no Material Adverse Effect that has not been disclosed in the SEC Documents, other than adverse effects relating to changes in general economic or political conditions or changes generally affecting the industry in which the Company operates.

Section 3.08 . Financial Statements.  The audited balance sheets as of December 31, 2013 and 2014 and the related audited statements of operations and comprehensive loss and cash flows for each of the years ended December 31, 2012, 2013 and 2014 and the unaudited interim balance sheet as of March 31, 2015 and the related unaudited interim statement of operations and comprehensive loss for the three months ended March 31, 2015 (collectively, the “Financial Statements”) for the Company fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of the Company as of the dates thereof and its results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

Section 3.09 . Absence of Certain Changes.  Since December 31, 2014, the Company’s business has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10 . No Undisclosed Material Liabilities.  There are no liabilities, indebtedness, payables or otherwise of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than (i) liabilities provided for in the Financial Statements or disclosed in the notes thereto, and (ii) other undisclosed liabilities which in the aggregate do not exceed RMB 500,000 (or its equivalent in any other currency).

ARTICLE 4
Representations and Warranties of The Buyer

The Buyer represents and warrants to the Seller as of the date hereof that:

Section 4.01 .  Corporate Existence and Power.  The Buyer is a company duly incorporated, validly existing and in good standing under the laws of British Virgin Islands and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

Section 4.02 . Corporate Authorization.  The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of the Buyer and have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes a legal, valid and binding agreement of the Buyer, enforceable against it in accordance with the terms hereof and thereof, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.

Section 4.03 .  Noncontravention.  The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the organizational documents of the Buyer, (ii) violate any Applicable Law, government order, decree or judgment or (iii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Buyer, in the case of (ii) and (iii), as would not have, individually or in the aggregate, a material adverse effect on the Buyer or its ability to consummate the transactions contemplated hereby or under the Transaction Documents.

Section 4.04 .  Litigation.  There is no action, suit, investigation or proceeding pending against or, to the knowledge of the Buyer, threatened against or affecting the Buyer before any arbitrator or any governmental authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 4.05 .  Restricted Securities. The Buyer understands that the Sale Shares are restricted securities within the meaning of Rule 144 under the Securities Act; that the Sale Shares are not registered or listed publicly and must be held indefinitely unless they are subsequently registered or listed publicly or an exemption from such registration or listing is available.

Section 4.06 .  Purchase Entirely for Own Account.  The Buyer is acquiring the Sale Shares for its own account for investment purposes only and not with the view to, or with any intention of, resale, distribution or other disposition thereof. The Buyer has no direct or indirect arrangement, or understanding with any other persons to distribute, or regarding the distribution of the Sale Shares in violation of the Securities Act or any other applicable state securities law.

Section 4.07 .  Status of Buyer.  The Buyer is not a “U.S. person” as defined in Rule 902 of Regulation S of the Securities Act.

Section 4.08 .  No Broker.  Neither the Buyer nor any of its Affiliates has any contract with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement, and none of them has incurred any liability for any brokerage fees, agents’ fees, commissions or finders’ fees in connection with the consummation of the transactions contemplated therein.

Section 4.09    Offshore Transaction.  The Buyer has been advised and acknowledges that in selling the Sale Shares to the the Buyer pursuant hereto, the Seller and the Company are relying upon the exemption from registration provided by Regulation S.  The Buyer is acquiring the Sale Shares in an offshore transaction in reliance upon the exemption from registration provided by Regulation S.

ARTICLE 5
Covenants

Section 5.01 Board and Management.

(a) On Closing, the Seller shall, and shall procure Mr. LI Jiangtao () (together with the Seller, the “Seller Directors”) to, resign from the board of directors of the Company and each committee thereof, effective immediately, provided that the Seller shall also resign from the positions of Chief Executive Officer and acting Chief Financial Office of the Company, effective immedaiately upon the Closing.

(b) On Closing, the Seller shall use his best efforts and take any and all necessary or desirable actions to approve that two individuals nominated by the Buyer (the “Buyer Nominees”) promptly become elected or appointed as directors of the Company, provided that such Buyer Nominees are not prohibited by any applicable law or stock exchange rules to be a public company director.

(c) The Seller agrees that from the date hereof he will not, and will not agree to, nor cause his Affiliates or the Seller Directors to, take or cause to be taken any action or do or cause to be done anything that could prevent, hinder or delay the transactions contemplated hereby or under the Transaction Documents, including the covenants under this Section 5.01 .

(d) In connection with the resignation of the Seller Directors and the appointment of the Buyer Nominees as directors of the Company, the Seller shall use his best efforts and take any and all necessary or desirable actions to (A) cause the Company to issue one or more press releases in respect of such changes to the board of directors and management of the Company that is consistent with the disclosure requirement under the Exchange Act and includes any reasonable content proposed by the Buyer and (B) cause the Company to consult with and obtain the Buyer’s prior consent (not to be unreasonably withheld or delayed) before issuing any press release or making any public statement or filing in respect of such appointment or change.

Section 5.02 .  SEC Filings.  Each party agrees, confirms and undertakes that promptly upon the signing of this Agreement and in any event within the time required by applicable law, such party shall file a 13D to announce the transactions contemplated hereby and under the Transaction Documents.

Section 5.03 .  Public Announcements.  (a) Other than the Permitted Announcement, neither party shall issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby and under the Transaction Documents, except for any press releases and public statements the making of which may be required by Applicable Law, rules, regulations or legal process (including, pursuant to any applicable tax, securities, other laws of any jurisdiction or any applicable stock exchange or rules or regulations), subject to Section 7.02.

(b)           Notwithstanding anything to the contrary in this Agreement, the parties agree that the Buyer shall be free to issue statements (whether by way of press release, announcement or public statement or otherwise) or make announcements relating to the trnasactions contemplated by this Agreement and under the Transaction Documents inlcuding without limitation changes to the board of directors and management of the Company (the “Permitted Announcement”) after consulting the Seller.

Section 5.04 .  Indemnification.  The Seller covenants with the Buyer that the Seller will keep the Buyer indemnified against any losses, liabilities, costs, claims, actions and demands (including any properly incurred expenses arising in connection therewith) which the Buyer may incur, or which may be made against the Buyer as a result of or in relation to any breach by the Seller of this Agreement or the Transaction Agreement or any misrepresentation in or breach of any of the Seller’s representations,warranties and covenants and that the Seller will reimburse the Buyer for all properly incurred costs, charges and expenses which the Buyer may pay or incur in connection with investigating, disputing or defending any such loss, liability, action or claim.

ARTICLE 6
[RESERVED]

ARTICLE 7
Miscellaneous

Section 7.01 .  [RESERVED]

Section 7.02   Confidentiality.

(a) The terms and conditions of this Agreement, all exhibits and schedules attached hereto and thereto, the transactions contemplated hereby and thereby, including their existence, and all information furnished by each party hereto and by representatives of such party to the other party hereof or any of the representatives of such party (collectively, the “Confidential Information”), shall be considered confidential information and shall not be disclosed by any party hereto to any third party except in accordance with the provisions set forth below.

(b) Notwithstanding the foregoing, each party may disclose (i) the Confidential Information to its current accountants, custodian or legal counsels, or its Affiliates and their respective employees who need to know such information solely for the purpose of the transaction contemplated in this Agreement, in each case only where such persons or entities are informed of the confidential nature of the Confidential Information and are under appropriate nondisclosure obligations substantially similar to those set forth in this Section 7.02, (ii) such Confidential Information as is required to be disclosed pursuant to routine examination requests from governmental authorities with authority to regulate such party’s operations, in each case as such party deems appropriate in good faith, and (iii) the Confidential Information to any person to which disclosure is approved in writing by the other parties. Any party hereto may also provide disclosure as required by Applicable Law, rules, regulations or legal process (including, pursuant to any applicable tax, securities, other laws of any jurisdiction or any applicable stock exchange or rules or regulations), as set forth in Section 7.02(c) below.

(c) Except as set forth in Section 7.02(b)  above, in the event that any party is requested or becomes legally compelled (including without limitation, pursuant to any applicable tax, securities, other laws of any jurisdiction, or any applicable stock exchange rules or regulations) to disclose the existence of this Agreement or any Confidential Information, such party (the “Disclosing Party”) shall provide the other parties hereto with prompt written notice of that fact and shall consult with the other parties hereto regarding such disclosure. At the request of any other parties, the Disclosing Party shall, to the extent reasonably possible and with the cooperation and reasonable efforts of the other parties, seek a protective order, confidential treatment or other appropriate remedy. In any event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information. Notwithstanding the foregoing provisions or any other provision of this Section 7.02, nothing herein shall restrict either party or the Company to make any filings required under applicable securities laws and listing rules in the United States, including filings of Form 6-K or a Schedule 13D in connection with the transactions contemplated hereby and under the Transaction Documents, and the Disclosing Party shall provide the other parties hereto with written notice of such filing to the extent reasonably practicable and which does not cause any delay in the timeline to make such filings.

(d)  Notwithstanding any other provision of this Section 7.02, the confidentiality obligations of the parties shall not apply to: (i) information which a restricted party learns from a third party which the receiving party reasonably believes to have the right to make the disclosure, provided the restricted party complies with any restrictions imposed by the third party; (ii) information which is rightfully in the restricted party’s possession prior to the time of disclosure by the protected party and not acquired by the restricted party under a confidentiality obligation; or (iii) information which enters the public domain without breach of confidentiality by the restricted party.

Section 7.03 .  Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the law of Hong Kong, without regard to its conflicts of law rules.

Section 7.04 .  Dispute Resolution.

(a) Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of either party to the dispute with notice (the “Arbitration Notice”) to the other.

(b) The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules.  There shall be one (1) arbitrator.  The HKIAC Council shall select the arbitrator, who shall be qualified to practice law in Hong Kong.

(c) The arbitral proceedings shall be conducted in English and the seat of arbitration shall be Hong Kong. To the extent that the HKIAC Rules are in conflict with the provisions of this Section 7.04, including the provisions concerning the appointment of the arbitrators, the provisions of this Section 7.04 shall prevail.

(d) Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

(e) The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(f) The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive laws of Hong Kong (without regard to principles of conflict of laws thereunder) and shall not apply any other substantive law.

(g) Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(h) During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

Section 7.05 .  Counterparts; Effectiveness.  This Agreement may be executed and delivered (including by facsimile transmission, e-mail of .pdf version or delivery of photographic copy via text message or WeChat) in one or more counterparts, all of which when executed and delivered shall be considered one and the same agreement.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 7.06 .  Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.  If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such Applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction

Section 7.07 .  Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 7.08 .  Specific Performance  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court of competent jurisdiction, in addition to any other remedy to which they are entitled at law or in equity.

Section 7.09 .   Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of his/its rights or obligations under this Agreement without the consent of each other party hereto.

Section 7.10 .  Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by or on behalf of each of the parties hereto as of the day first above written.

SHANDA MEDIA GROUP LIMITED
By:	/s/ Tianqiao Chen
	Name:	Tianqiao Chen
	Title:	Director

XU XUDONG（）
By:	/s/ Xu Xudong